Exhibit 99.1

Uranium Resources, Inc. Receives Expected NASDAQ Notification Regarding Bid Price

LEWISVILLE, Texas--(BUSINESS WIRE)--January 12, 2010--Uranium Resources, Inc. (NASDAQ: URRE) (URI), today announced today that it has received notice, as expected, from The NASDAQ Stock Market ("NASDAQ") stating that for 30 consecutive business days the bid price for the Company's common stock has closed below the minimum $1.00 per share as required by Marketplace Rule 5550(a)(1) for continued listing on the NASDAQ Global Market. This notification has no effect on the listing of the Company's common stock at this time.

The January 8, 2010 letter indicates that in accordance with Marketplace Rule 5810(c)(3)(A), the Company will regain compliance with the minimum bid requirement if at any time before July 7, 2010 (180 calendar days), the bid price for the Company's common stock closes at $1.00 per share or above for a minimum of 10 consecutive business days.

In the event the Company does not regain compliance with the minimum bid price rule by July 7, 2010, NASDAQ will provide the Company with written notification that its common stock is subject to delisting from the NASDAQ Global Market. At that time, pursuant to Marketplace Rule 5810(c)(3)(A), the Company may be eligible for an additional grace period of another 180 calendar days if it meets all initial listing requirements, with the exception of the bid price, for the NASDAQ Capital Market and submits an application to the NASDAQ Capital Market. Alternatively, the Company may appeal NASDAQ's determination to delist its common stock at that time.

The Company intends to actively monitor the closing bid price of its common stock between now and July 7, 2010 and will evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price Requirement under the NASDAQ Listing Rules.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and NRC license to produce up to 3 million pounds of uranium. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements, other than statements of facts included in this press release, including those related to: the Company's possible delisting from The NASDAQ Global Market in the future; the potential options available to the Company to appeal a possible delisting or otherwise maintain its listing if it fails to regain compliance with the minimum bid price rule by July 7, 2010; and any other statements are forward-looking statements. These events, plans, intentions, expectations or time estimates may not actually occur or be achieved, and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks that: the Company fails to regain compliance with the minimum bid price rule by July 7, 2010; the Company does not meet the other initial listing requirements of the NASDAQ Capital Market on July 7, 2010; NASDAQ changes its listing rules; the Company fails to appeal a possible delisting, if applicable; and other cautionary statements contained elsewhere herein and in its Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission, or the SEC and its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009; June 30, 2009 and September 30, 2009 as filed with the SEC , respectively. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investors
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
James M. Culligan, 716-843-3874
jculligan@keiadvisors.com
or
Media
Uranium Resources, Inc.
April Wade, 505-440-9441
awade@uraniumresources.com
or
Don Ewigleben, 972-219-3330
President and CEO